Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORPORATION ANNOUNCES RESUMPTION OF
ROTOR BLADE PRODUCTION FOR MD HELICOPTERS, INC.

BLOOMFIELD, Connecticut (November 17, 2005) - (NASDAQ:KAMN) Kaman Corporation announced today that it has reached a multi-year agreement with the newly recapitalized MD Helicopters, Inc. (MDHI) to resume production of rotor blades, pitchcases and flexbeams, primarily for the MD Explorer helicopter. MDHI was acquired by the investment firm, Patriarch Partners, in July of 2005. Production work will be conducted at the Kaman Aerospace Helicopters Division facilities in Bloomfield.

Under the terms of the agreement, the company today received a payment in the amount of $4.0 million from MDHI and is scheduled to receive additional payments totaling approximately $1.0 million by the end of the first quarter of 2006. These payments are all related to past due amounts for accounts receivable and inventory previously written off as part of a $20.1 million non-cash charge recorded during the third quarter of 2004 to eliminate the company’s investment in its previous MDHI programs. Those programs included the blade work now being resumed, and production of fuselages for the MD-500 and MD-600 series of helicopters, which the company does not expect to resume. As a result, the company has recorded fourth quarter pre-tax income of approximately $5.0 million.

These payments are in addition to previously reported payments of $1.4 million received and recorded in the third quarter of 2005.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
http://www.kaman.com